FOURTH AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT II

This fourth amendment (the “Amendment”) to the Investment Management Agreement II is made as of the 16th day of August, 2018 by and between AQR Funds (“Trust”), on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC (“AQR”).

WHEREAS, the parties hereto entered into an Investment Management Agreement II dated and effective as of November 13, 2015, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend Exhibit A of the Agreement in order to add the AQR Volatility Risk Premium Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, Trust and AQR agree as follows:

1.	AMENDMENT OF EXHIBIT A. Exhibit A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2.	Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS	AQR CAPITAL MANAGEMENT, LLC

By: /s/ Nicole DonVito	By: /s/ William J. Fenrich
Name: Nicole DonVito	Name: William J. Fenrich
Title: Chief Legal Officer & Vice President	Title: Principal & Chief Legal Officer

EXHIBIT A

(Amended as of August 16, 2018)

Name of Series	Commencement Date	Advisory Fee Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 7 of the Agreement.
AQR Style Premia Alternative II Fund	[ ], 2016	1.15%
AQR Large Cap Relaxed Constraint Equity Fund	December 14, 2016	0.60%
AQR Small Cap Relaxed Constraint Equity Fund	December 14, 2016	0.80%
AQR International Relaxed Constraint Equity Fund	December 14, 2016	0.75%
AQR Emerging Relaxed Constraint Equity Fund	December 14, 2016	0.95%
AQR Alternative Risk Premia Fund	September 19, 2017	1.20%
AQR Core Plus Bond Fund	April 5, 2018	0.32%
AQR High Yield Bond Fund	[ ], 2017	0.55%
AQR Volatility Risk Premium Fund	[ ], 2018	0.55%